Registration No. 333-73412

Registration No. 333-127627

Registration No. 333-169820

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-73412

FORM S-8 REGISTRATION STATEMENT NO. 333-127627

FORM S-8 REGISTRATION STATEMENT NO. 333-169820

UNDER THE SECURITIES ACT OF 1933

Sonic Solutions

(Exact name of registrant as specified in its charter)

California	93-0925818
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

7250 Redwood Blvd., Suite 300

Novato, California 94945

(Address of principal executive offices, including zip code)

2000 STOCK OPTION PLAN

2004 EQUITY COMPENSATION PLAN

2004 STOCK INCENTIVE PLAN

2005 STOCK INCENTIVE PLAN (NON-U.S. EMPLOYEES)

SONIC SOLUTIONS 2004 EQUITY COMPENSATION PLAN, Amended and Restated July 2010

SONIC SOLUTIONS 2010 INDUCEMENT EQUITY COMPENSATION PLAN

(Full titles of the plans)

Alfred J. Amoroso

SONIC SOLUTIONS LLC

c/o Rovi Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

(408) 562-8400

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Jon E. Gavenman

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Facsimile: (650) 849-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐		Accelerated filer ☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Sonic Solutions (the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, no par value per share (the “Common Stock”), issuable by the Registrant pursuant to its 2000 Stock Option Plan, 2004 Equity Compensation Plan, 2004 Stock Incentive Plan, 2005 Stock Incentive Plan (Non-U.S. Employees), Sonic Solutions 2004 Equity Compensation Plan, Amended and Restated July 2010, and Sonic Solutions 2010 Inducement Equity Compensation Plan previously registered by the Registrant pursuant to the following registration statements (collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (No. 333-73412), pertaining to the registration of 6,750,000 shares of the Registrant’s common stock issuable under the Registrant’s 2000 Stock Option Plan, which was filed with the Securities and Exchange Commission on November 15, 2001;

•

Registration Statement on Form S-8 (No. 333-127627), pertaining to the registration of 5,000,000 shares of the Registrant’s common stock issuable under the Registrant’s 2004 Equity Compensation Plan, 2004 Stock Incentive Plan, and 2005 Stock Incentive Plan (Non-U.S. Employees), which was filed with the Securities and Exchange Commission on August 17, 2005; and

•

Registration Statement on Form S-8 (No. 333-169820), pertaining to the registration of 7,000,000 shares of the Registrant’s common stock issuable under the Registrant’s Sonic Solutions 2004 Equity Compensation Plan, Amended and Restated July 2010, and Sonic Solution 2010 Inducement Equity Compensation Plan, which was filed with the Securities and Exchange Commission on October 8, 2010.

On February 17, 2011, Sparta Acquisition Sub, Inc., a wholly-owned subsidiary of Rovi Corporation (“Rovi”), merged (the “First Merger”) with and into the Registrant, with the Registrant being the surviving corporation (the “Surviving Corporation”) in the First Merger, and on February 18, 2011, the Surviving Corporation subsequently merged with and into Sparta Acquisition Sub II LLC, a wholly-owned subsidiary of Rovi (“Merger Sub II”), with Merger Sub II being the surviving corporation following the second merger (the “Second Merger”) as a wholly-owned subsidiary of Rovi. In connection with the Second Merger, the name of Merger Sub II was changed to Sonic Solutions LLC.

As a result of the First Merger, the Registrant became a wholly-owned subsidiary of Rovi and, accordingly, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the above referenced Registration Statements. Pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the effective time of the First Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, on February 22, 2011.

SONIC SOLUTIONS LLC

By:	/s/ Alfred J. Amoroso
Alfred J. Amoroso
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alfred J. Amoroso	President, Chief Executive Officer and Manager	February 22, 2011
Alfred J. Amoroso

/s/ Stephen Yu	Manager	February 22, 2011
Stephen Yu

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